As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333-147694

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WILMINGTON TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0328154 (I.R.S. Employer Identification Number)
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
(302) 651-1000
(Address and telephone number, including area code, of principal executive offices)
Brian R. Yoshida
Group Vice President and Assistant Secretary
Wilmington Trust Corporation
One M&T Plaza
Buffalo, New York 14203
716-842-5464
(Name, address, and telephone number, including area code, of agent for service)
Date of commencement of sale to the public: Not Applicable
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-3, (Registration No. 333-147694) previously filed by Wilmington Trust Corporation (the “Registrant”), on November 29, 2007 and post-effectively amended on September 22, 2008 and January 12, 2009 (the “Registration Statement”).
     On May 16, 2011, pursuant to the terms of the Agreement and Plan of Merger dated October 31, 2010 (the “Merger Agreement”), by and among the Registrant, M&T Bank Corporation (“M&T”), and MTB One, Inc. (“Merger Sub”), a wholly owned subsidiary of M&T, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of M&T. In the Merger, the Registrant’s common stockholders became entitled to receive 0.051372 shares of M&T common stock for each share of common stock, par value $1.00 per share, of the Registrant they held.
     As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (Registration No. 333-147694) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, in the State of Delaware, on the 26th day of May, 2011.

WILMINGTON TRUST CORPORATION
By:	/s/ Brian R. Yoshida
Group Vice President and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Czarnecki	Director, Chairman and President	May 26, 2011
Mark J. Czarnecki	(Principal Executive Officer)

/s/ René F. Jones René F. Jones	Director and Treasurer (Principal Financial Officer & Principal Accounting Officer)	May 26, 2011

/s/ Drew J. Pfirrman	Director	May 26, 2011
Drew J. Pfirrman